Exhibit 10.15
LONG-TERM EQUITY APPRECIATION RIGHTS AWARD
AMENDMENT AGREEMENT
           This LONG-TERM EQUITY APPRECIATION RIGHTS AWARD AMENDMENT AGREEMENT (this “Agreement”) is entered into as of November 9, 2005, by and between Gary R. Dalke (the “Participant”), RHC Holdings, L.P., a Texas limited partnership (the “Company”), Western Refining, Inc., a Delaware corporation (“WNR”), and Western Refining Company, L.P., a Delaware limited partnership (“WRLP”).
R E C I T A L S :
           WHEREAS, the Company has adopted that certain Long-Term Equity Appreciation Rights Plan (the “EAR Plan”), the terms of which are incorporated herein by reference;
           WHEREAS, the Participant was awarded 1,000 Rights (the “Rights”) under the EAR Plan pursuant to that certain Long-Term Equity Appreciation Rights Award with the Company, dated August 25, 2003 (the “Award”), the relevant terms of which are incorporated by reference; and
           WHEREAS, the Participant is an employee of WRLP; and
           WHEREAS, WNR is contemplating an initial public offering (“IPO”) of its common stock, $0.01 par value per share (the “Common Stock”); and
           WHEREAS, the Company desires to assign all of its rights and obligations under the EAR Plan and the Award to WRLP, and WRLP desires to assume all such rights and obligations; and
           WHEREAS, the Participant desires to consent to the Company assigning such rights and obligations to WRLP; and
           WHEREAS, the Company has requested, and the Participant has agreed, upon the closing of an IPO of the Common Stock (the “Effective Time”), to cancel the Award, and as consideration therefore, to make a payment of cash and/or restricted Common Stock (the “Restricted Stock”) to the Participant pursuant to terms set forth in this Agreement;
           NOW THEREFORE, IT IS HEREBY AGREED, by and among the Company, WNR and the Participant, as follows:
1.	Assignment and Assumption. Effective as of the date hereof, (a) the Company hereby irrevocably assigns, transfers, conveys and delivers to WRLP all of the Company’s right, title and interest in and to the EAR Plan and the Award, (b) WRLP hereby assumes, and agrees to pay, perform and discharge, all obligations and liabilities under the EAR Plan and the Award in accordance with their respective terms, as amended by this Agreement and (c) the Participant consents to the assignment by the Company of all of its rights and obligations under the EAR Plan and the assumption of such rights and obligations by WRLP.

2.	Cash Payment. Promptly following the pricing of the Common Stock in the IPO (the “Pricing Date”) and prior to the Effective Time, WRLP shall pay to the Participant a cash amount equal to $4,300,000.00, which represents the aggregate “Fair Market Value” (as defined in the Award) of the Rights awarded to the Participant pursuant to the Award.

3.	Additional Payment.
(a)	In addition to the payment set forth in paragraph 2 of this Agreement, the Participant shall be entitled to receive, at the Participant’s election, one of the following additional forms of consideration:
i.	Restricted Common Stock. The Participant shall be entitled to receive a number of shares of Restricted Stock, computed as follows:
(1)	the number of shares of Common Stock outstanding immediately following the consummation of the IPO (not including any shares of Common Stock issued in connection with the EAR Plan or the Incentive Plan) (the “Issued Stock”) multiplied by the IPO price of the Common Stock (the “IPO Price”), less

(2)	cash received by WNR for the sale of the Issued Stock reduced by the amount of cash distribution to the partners of WRLP immediately prior to the Effective Time, multiplied by

(3)	0.00001, less

(4)	the “Issue Price” (as defined in the Award) of each Right, multiplied by

(5)	the number of Rights, less

(6)	the amount of cash paid to the Participant pursuant to paragraph 2 of this Agreement, divided by

(7)	the IPO Price (with the resulting number of shares of Common Stock rounded up to the nearest whole share).
ii.	Cash. The Participant shall be entitled to receive a cash payment equal to the amount computed pursuant to sub-clauses (1) through (6) of clause (i) above multiplied by 50%. WRLP shall pay such cash amount to the Participant as promptly as possible after the Pricing Date and prior to the Effective Time.
(b)	Any shares of Restricted Stock issued pursuant to clause (i) of sub-paragraph (a) above shall be issued by WNR (as consideration for the Participant’s employment with WNR or its affiliates after the Effective Time) as promptly as possible after the Effective Time pursuant to WNR’s Long-Term Incentive Plan (the “Incentive Plan”) to be adopted by WNR on or before the Effective Time and shall be subject to the terms and provisions thereof. The Restricted Stock, if any, issued to the Participant pursuant to the terms of this Agreement shall vest ratably in each of WNR’s fiscal quarters over two years beginning on the last day of WNR’s first full fiscal quarter after the Effective Time; provided, however, that any unvested Restricted Stock shall immediately and fully vest upon a Change of Control (as defined in the Incentive Plan) or Disability (as defined in the Incentive Plan) of the Participant.

(c)	The Participant shall make the election set forth above in paragraph 3(a) by written notice to WRLP no later than the close of business on the first business day after the Pricing Date. If the participant does not make such election by such time, then the participant shall be deemed to have elected to receive the consideration set forth in paragraph 3(a)(i).
4.	Release of Claims and Termination of the EAR Plan. For and in consideration of the amounts to be paid to the Participant by WNR and WRLP, as specified above, the Participant hereby, as of the Effective Time, forever releases, waives and disclaims any and all rights, claims, entitlements, awards, complaints or causes of action heretofore or hereafter arising from or in connection with the Award or the EAR Plan, including, but not limited to, any claims against WNR, WRLP, the Company or any of their affiliates, employees, directors, agents, successors, parents or subsidiaries, whether brought on behalf of the Participant or its successors, assigns or devisees, including, but not limited to, any claim for payments of any amounts under the Award or the EAR Plan. The Participant agrees that, upon payment of the amounts specified herein, the Company, WNR and WRLP shall each have fully and completely discharged any and all obligations to the Participant in connection with the EAR Plan, the Award and this Agreement. The Participant further agrees and acknowledges that (a) on and after the Effective Date, the Award and the EAR Plan shall be terminated and (b) such termination results in the termination of any and all rights that the Participant, its successors, assigns or devisees have or had pursuant to the Award and the EAR Plan.

5.	Payment and Termination. Payment pursuant to paragraph 2 above shall be made on or as soon as administratively feasible following the Pricing Date and if not made prior to the Effective Time, shall be a continuing liability of the successor of WLRP. In no event shall payment be made later than thirty (30) days following the Pricing Date; provided, however, that if the Effective Time does not occur within five (5) business days after the Pricing Date, or if the Effective Time has not occurred on or before May 31, 2006, all provisions of this Agreement, except for Paragraph 1, shall automatically terminate, after which time all of the Participant’s rights as set forth in the Award and the EAR Plan shall continue in full force and effect with such obligation being the responsibility of WRLP.

6.	Not an Employment or Similar Contract. This Agreement shall not confer on the Participant any right with respect to continuance of employment or other service with the WNR or any of its affiliates nor will it interfere with or prevent in any way the right that WNR or any of its affiliates would otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time. The foregoing shall apply even if it is alleged or proven that any such termination was to avoid benefits otherwise available to the Participant under this Agreement.

7.	Withholding. All distributions of cash under this Agreement are subject to withholding, and WRLP shall withhold all applicable taxes with respect to distributions under this Agreement and the Participant otherwise agrees to comply with all laws applicable to the withholding or payment of taxes applicable to payments of cash or issuances or vesting of Restricted Stock under this Agreement.

8.	Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement.

9.	Further Assurances. Each party agrees to execute, acknowledge and deliver any other agreements, documents or instruments and to take such other action as may reasonably be required to carry out the intents and purposes of this Agreement.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any state or other jurisdiction.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date set forth above.

THE PARTICIPANT:
/s/ Gary R. Dalke
Name:	Gary R. Dalke

THE COMPANY: RHC HOLDINGS, L.P.
By:	WRC Refining Company, its general partner

By:	/s/ Paul L. Foster
	Name:	Paul L. Foster
	Title:	President

WNR: WESTERN REFINING, INC.
By:	/s/ Paul L. Foster
	Name:	Paul L. Foster
	Title:	President

WRLP: WESTERN REFINING COMPANY, L.P.
By:	Refinery Company, L.C., its general partner

By:	/s/ Paul L. Foster
	Name:	Paul L. Foster
	Title:	President